Exhibit 99.2

Summary of Red Robin Gourmet Burgers, Inc. Non-Employee Director Compensation

(Effective October 1, 2005)

Annual Retainers. Each director who is not an employee of the Company receives an annual retainer of $25,000, payable in equal quarterly installments. The lead director and each chairman of a board committee also receive an additional retainer each year in the following amounts: lead director, $5,000; chairman of the audit committee, $5,000; chairman of the compensation committee, $3,000; and chairman of the nominating and governance committee, $3,000. The additional retainer amounts are paid to the lead director and the committee chairmen in equal quarterly installments.

Meeting Fees. Each non-employee director receives $2,000 for each in-person board meeting attended. Each member of the compensation committee and each member of the nominating and governance committee receives $2,000 for each in-person committee meeting attended, and each member of the audit committee (other than the chairman) receives $3,000 for each in-person meeting of the audit committee attended. The chairman of the audit committee receives a fee of $4,000 for each audit committee meeting attended. A director receives one-half of the specified meeting fee for any scheduled in-person meeting in which the director instead participates by telephone. The Company also reimburses the directors for costs incurred by them in traveling to and attending board and committee meetings.

Stock Options. Upon his or her initial appointment or election to the board of directors, each non-employee director receives a non-qualified option grant covering 5,000 shares. In addition, at the discretion of the board of directors, each non-employee director is eligible to receive annual option grants covering up to a maximum of 5,000 shares per year. All stock options are granted pursuant to the Company’s 2004 performance incentive plan with an exercise price equal to the fair market value of the underlying common stock on the date of grant. Each initial grant of 5,000 stock options vests and becomes exercisable in equal monthly installments over the 24-month period following the date of grant. Each discretionary grant of stock options vests and becomes exercisable in equal monthly installments over the 12-month period following the date of grant.

Complementary Food and Beverages. Each non-employee director is entitled to receive complementary food and beverages at the Company’s restaurants.